Exhibit 5.1

November 16, 2007

Triple-S Management Corporation

1441 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920

Re: Triple-S Management Corporation Class B Common Stock.

Ladies and Gentlemen:

Triple-S Management Corporation (the “Company”), a corporation organized under the laws of the Commonwealth of Puerto Rico filed with the Securities and Exchange Commission a Registration Statement on Form S-1, Registration No. 333-142402, as amended and supplemented (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) on November 16, 2007. Such Registration Statement relates to the sale by the Company and certain of its stockholders (the “Selling Stockholders”) of shares of the Company’s Class B Common Stock, par value $.01 per share (the “Class B Shares”), including the Class B Shares subject to the exercise of an over-allotment option granted by the Company and the Selling Stockholders to the underwriters (collectively, the “Shares”), all as described in the Registration Statement.

You have requested that we render our opinion as to whether the Shares, when issued and sold and delivered against payment in the manner described in the Registration Statement and in accordance with the provisions of any applicable purchase agreement, will be validly issued, fully paid and non-assessable.

In connection with this engagement, we have made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the above referenced opinion, including the examination of the following:

1.                                       The Amended and Restated Articles of Incorporation of the Company.

Triple-S Management Corporation

November 16, 2007

2.                                       The amendment to the Amended and Restated Articles of Incorporation of the Company approved at the Special Meeting of Shareholders held on June 24, 2007.

3.                                       The Registration Statement.

4.                                       The Bylaws of the Company.

5.                                       The minutes the meetings and written consents of the board of directors of the Company.

We also have examined and relied upon recently dated certificates of corporate resolutions and certificates of officers of the Company. We have also examined such corporate documents, records, information and other documents of the Company and the Subsidiaries as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to certain facts material to our opinions, we have relied, with your permission, upon statements, certificates or representations of officers and other representatives of the Company. We have assumed, without independent verification, the genuineness of signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

We have assumed that the amendment to the Articles of Incorporation approved at the Special Meeting of the Shareholders of June 24, 2007, will be filed and accepted by the Department of State of the Commonwealth of Puerto Rico prior to the issuance of the Shares. We have also assumed that, prior to the issuance of the Shares, the board of directors of the Company has taken the necessary actions to set the amount of the Shares that will be issued (subject to the limitations established by the Commissioner of Insurance of the Commonwealth of Puerto Rico) and to set the sale price of those shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold and delivered against payment in the manner described in the prospectus forming a part of the Registration Statement (as amended and supplemented through the date of issuance) and in accordance with the provisions of any applicable purchase agreement, will be validly issued under the laws of the Commonwealth of Puerto Rico, fully paid and non-assessable.

We express no opinion as to any Class B Shares issued pursuant to any stock options and/or stock incentive plan, including but not limited to any stock options and/or stock incentive plan granted by the Company to its officers, directors and/or employees.

This opinion is limited to the laws of the Commonwealth of Puerto Rico, and United States federal laws applicable in Puerto Rico. We express no opinion as to the laws of jurisdictions other than Puerto Rico and the United States federal laws applicable to Puerto Rico, or to any other laws of any other jurisdiction or compliance therewith by any party.

Triple-S Management Corporation

November 16, 2007

The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer and conveyance, moratorium, and other laws relating to or affecting the rights of creditors generally, general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered and applied in a proceeding in equity or at law, and safety and soundness requirements.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Fiddler González & Rodríguez, P.S.C.